RALLY

Bill of Sale

As of December 10, 2020

This bill of sale (the “Bill of Sale”) records the purchase between RSE Archive, LLC (“Purchaser” or “us”) and Sotheby’s (“Seller”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”). This Bill of Sale may be modified or amended only with the prior written consent of Purchaser.

Asset:	#14KOBE
Description:	2014 Kobe Bryant Game Worn and Signed Lakers Jersey
Total Acquisition Cost:	$ 69,300.00
Consideration: Cash (%) Equity (%) Total	$ 69,300.00 (100%) $ 0 (0%) $ 69,300.00 (100%)